                                                                 EXHIBIT 17

                       SPECIMEN PRICE MAKE-UP SHEET

                             DECEMBER 31, 1996

                                VALUE OF REGISTRANT'S
                                PORTFOLIO SECURITIES  OUTSTANDING TOTAL OFFERING
                                  AND OTHER ASSETS    SECURITIES  PRICE PER UNIT
                                --------------------- ----------- --------------
State Street Research Growth
 Portfolio....................     $1,597,728,475     52,371,833      $30.51
State Street Research Income
 Portfolio....................     $  383,394,838     31,028,144      $12.36
MetLife Money Market Portfo-
 lio..........................     $   41,636,631      3,989,790      $10.44
State Street Research Diversi-
 fied Portfolio...............     $1,448,841,167     86,916,919      $16.67
State Street Research Ag-
 gressive Growth Portfolio....     $1,321,849,364     48,752,452      $27.11
MetLife Stock Index Portfolio.     $1,122,297,334     50,487,679      $22.23
GFM International Stock Port-
 folio........................     $  303,825,483     25,415,562      $11.95